EXHIBIT 99.5

Lock-up Agreement

June 3, 2022

Boustead Securities, LLC

6 Venture, Suite 395

Irvine, CA 92618

Re: Proposed Public Offering by Hempacco Co., Inc.

Ladies and Gentlemen:

The undersigned, a stockholder of Hempacco Co., Inc., a Nevada corporation (the “Company”), understands that Boustead Securities, LLC (the “Representative”) will act as the representative of the underwriters in carrying out an offering (the “Offering”) of the Company’s common stock, par value $0.001 per share (the “Securities”). In recognition of the benefit that the Offering will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with the Representative that, without the prior written consent of the Representative, during a period of up to 365 days from the date on which the trading of the Securities on the Nasdaq Stock Exchange commences (the “Lock-Up Period”), the undersigned will not, without the prior written consent of the Representative, directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any securities of the Company (collectively, the “Lock-Up Securities”), whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of the Lock-Up Securities or such other securities, in cash or otherwise.

The Representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the Lock-Up Period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Representative as follows, provided that (1) the Representative receives a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i) as a bona fide gift or gifts (including but not limited to charitable gifts); or

(ii) to any member of the immediate family of the undersigned or to a trust or other entity for the direct or indirect benefit of, or wholly-owned by, the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (2) distributions of common stock or any security convertible into or exercisable for common stock to limited partners, limited liability company members or stockholders of the undersigned; or

(iv) if the undersigned is a trust, transfers to the beneficiary of such trust; or

(v) by will, other testamentary document or intestate succession; or

(vi) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement.

Furthermore, no provision in this letter shall be deemed to restrict or prohibit (1) transactions relating to Securities purchased in the Offering or acquired in open market transactions after the completion of Offering; and (2) the exercise or exchange by the undersigned of any option or warrant to acquire any common stock or options to purchase common stock, in each case for cash or on a “cashless” or “net exercise” basis, pursuant to any share option, share bonus or other share plan or arrangement; provided, however, that the underlying common stock shall continue to be subject to the restrictions on transfer set forth in this letter.

The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this lock-up agreement during the Lock-Up Period, it will give written notice thereof to the Representative and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period has expired.

The undersigned understands that, if the Offering shall terminate or be terminated prior to payment for and delivery of the Securities, the undersigned shall be released from all obligations set forth herein.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

The undersigned, whether or not participating in the Offering, understands that the Representative is proceeding with the Offering in reliance upon this lock-up agreement.

This lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

(Name - Please Print)

(Signature)

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